                                                                    EXHIBIT 11.0

                  ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                Computation of Net (Loss) Income Per Share (1)
                         FORM 10-Q, September 30, 1996
                 (dollars in thousands, except per share data)

                                                      Three Months                   Nine Months
                                                   Ended September 30,          Ended September  30,
                                              ---------------------------   ---------------------------
                                                   1996           1995           1996           1995
                                              ------------    -----------   ------------    -----------
Net  (Loss) Income                                  (6,226)         1,116        (17,900)         2,156


Weighted Average Common Shares
    Outstanding During Period.........          10,980,103      9,092,356     10,875,798      8,064,991
Weighted Average Common Equivalent
  Shares Outstanding During Period....                 ---        448,068            ---        525,025
                                              ------------    -----------   ------------    -----------
                                                10,980,103      9,540,424     10,875,798      8,590,016
                                              ============    ===========   ============    ===========



 Net (Loss) Income Per  Share.........       $        (.57)   $       .12  $       (1.65)   $       .25
                                              ============    ===========   ============    ===========

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(1)  Primary and fully diluted net (loss) income per share has not been separately presented, as the amounts would not be meaningful.